SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

July 25, 2005
(Date of earliest event reported)

Commission file number:	000-25496

HYPERDYNAMICS CORPORATION
(Name of small business issuer in its charter)

Delaware	87-0400335
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

9700 Bissonnet, Suite 1700
Houston, Texas 77036
(Address of principal executive offices, including zip code)

(713) 353-9400
(Registrant's telephone number, including area code)

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ITEM 8.01	Other Events.

In December 2002, our wholly-owned subsidiary SCS Corporation, entered into an oil & gas farm-out agreement with USOil Corporation (USOil), whereby we received all of the rights and obligations that USOil had obtained in the 2002 Royalties and Production Sharing Agreement (the “PSA”) between USOil and the Republic of Guinea (“Guinea”) for oil & gas exploration and production offshore Guinea, located in West Africa. Since we started in December 2002, we have performed all required work in compliance with the PSA. On June 27, 2005, we delivered a request to USOil to obtain a drilling permit to commence drilling activities.

On July 12, 2005, we received a letter from USOil that claimed that the PSA had been cancelled as the result of a termination letter that USOil received from the Government of Guinea.

Due to the irregularities of the Government’s termination letter, specifically the fact that it was not signed by a Minister of the Government and the required procedures for terminating the PSA were not used, we had serious doubts about its validity and authenticity.

As we have always communicated with the Government through the President of USOil and a certain Advisor of the Government (the “Advisor”) on all matters regarding the PSA, we immediately forwarded our initial response to USOil on July 13, 2005 regarding uncertainty as to the Government’s letter’s validity.

On July 14, 2005, we met with the President of USOil. During that meeting it was determined that we would send a letter directly to the appropriate authorities. The letter requested a meeting with the appropriate authority in Guinea, a rescission of the termination letter, and the drilling permit so we could begin our drilling operations.

On July 15, 2005, the Advisor separately contacted two of our directors and informed them that he had received the letter and that he was on the way to Conakry, Guinea to meet with the appropriate authority and address the issues. He stated that he thought it was possible that we could obtain the drilling permit. The Advisor also reported that a representative of the Government had requested that the President of USOil come immediately to Guinea to meet as well.

Thereafter, on July 18, 2005, we met with the President of USOil who agreed to immediately travel to Guinea and meet with the appropriate officials of the Government. We did not hear anything until the president of USOil returned our calls on July 25, 2005. He informed us at that time that he had met with the appropriate authority in Guinea. In the meeting it was indicated that the letter was not rescinded.

It is our position that the Government’s termination letter to USOil is not effective and the PSA is still in full force and effect because no notices were given of any alleged default or the opportunity to cure same within three (3) months from the date of such notification, as required by the provisions of the PSA.

We are prepared to address with specificity, any existing disputes or misunderstandings that the Government of Guinea may have pursuant to provisions of the PSA. As such, we are ready and willing to meet with the appropriate Government officials in Guinea, in order to quickly reach an amicable solution so that we can obtain our drilling permit and implement our planned drilling program.

Failing such a resolution, we would be left with no choice but to exercise our rights to pursue arbitration. The PSA specifically provides for binding arbitration in London (England) failing the parties’ effort to amicably resolve their issues after three (3) months from date of notice of any dispute; including a dispute regarding whether any grounds for termination exist to justify a termination pronounced by the Government.

ITEM 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit 10.1	Internal Translation of the PSA

Exhibit 99.1	Press release dated July 28, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HYPERDYNAMICS CORPORATION

Date: July 28, 2005	By: /s/ Kent Watts
Kent Watts, President, CEO, and Chief Financial Officer